U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

     Saratoga Partners IV, L.P.
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   (Last)                           (First)             (Middle)

     535 Madison Avenue
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                                    (Street)

     New York                         NY                10022
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol


     Emeritus Corporation (AMEX: ESC)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year


     July 2002
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                        6.
                                                         4.                              5.             Owner-
                                                         Securities Acquired (A) or      Amount of      ship
                                            3.           Disposed of (D)                 Securities     Form:     7.
                                            Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                              2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                            Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security             Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                    (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                  10.
                                                                                                        9.        Owner-
                                                                                                        Number    ship
                                                                                                        of        Form
                   2.                                                                                   Deriv-    of
                   Conver-                   5.                              7.                         ative     Deriv-   11.
                   sion                      Number of                       Title and Amount           Secur-    ative    Nature
                   or                        Derivative    6.                of Underlying     8.       ities     Secur-   of
                   Exer-            4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                   cise    3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                   Price   Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                 of      action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of           Deriv-  Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative         ative   (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security           Secur-  Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)         ity     Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Series B Convert-  $7.22   7/1/02   J(See     2,375        7/1/02            Common    329,151 $1,000   31,071    (D)
ible Preferred     per              Note 1)   (See                           Stock,            per share
Stock, par value   share                      Note 1)                        par value         of Pre-
$.0001, with a                                                               $.0001            ferred
stated value of                                                                                Stock
$1,000 per share
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Explanation of Responses:


Note 1 - Emeritus issued 2,375 Series B Preferred Stock Shares to Saratoga Partners, IV, L.P. as an in-kind distribution on July 1, 2002.


SARATOGA PARTNERS IV, L.P.

By:  Saratoga Associates IV LLC
       as General Partner

By:  Saratoga Management Company LLC,
       as Manager

/s/ Charles P. Durkin, Jr.                                   August 9, 2002
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      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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